Exhibit 99.1

NEWS FROM		Precision Castparts Corp.

	4650 S. W. Macadam Ave. Suite 440 Portland, OR 97239 Telephone (503) 417-4800	CONTACT:	Dwight Weber (503) 417-4855

Web Site: http://www.precast.com

PRECISION CASTPARTS CORP. MAINTAINS HIGH OPERATING PERFORMANCE STANDARDS IN FIRST QUARTER FISCAL 2004

PORTLAND, Oregon – July 15, 2003 – Precision Castparts Corp. (NYSE:PCP) achieved solid operating margins across its four segments during the first quarter of fiscal 2004, despite continued weakness in aerospace and industrial gas turbine (IGT) markets.

First quarter fiscal 2004 sales totaled $481.7 million, down 16.9 percent from sales of $579.4 million a year earlier.  Net income from continuing operations fell 18.4 percent to $34.5 million, or $0.64 per share (diluted) for the first quarter of fiscal 2003, versus the previous year’s net income from continuing operations of $42.3 million, or $0.80 per share (diluted).  Consolidated segment operating income increased from 13.9 percent of sales last year to 14.1 percent of sales this year, as a result of improved operational efficiency throughout Precision Castparts Corp.’s operations.  The Company’s net income after discontinued operations was $34.3 million, or $0.64 per share (diluted), for the first quarter of fiscal 2004, compared to last year’s first quarter net income of $41.3 million, or $0.78 per share (diluted).

Investment Cast Products reported operating income of $43.4 million on sales of $244.5 million in the first quarter of fiscal 2004.  During the same period last year, the segment’s total sales were $301.1 million, with an operating income of $58.5 million.  Continuous cost structure improvements helped Investment Cast Products retain a high standard of operational performance, despite anticipated downturns in the segment’s commercial aerospace and industrial gas turbine (IGT) markets.  Partially mitigating the sales decline were increased military OEM and aftermarket sales, along with a significant number of new development parts transitioning into production, which further enhance the segment’s long-term market position.

Sales for the Forged Products segment, predominantly serving the aerospace and IGT markets, totaled $126.3 million during the first quarter, with operating income of $16.2 million, compared to sales of $155.2 million and operating income of $19.3 million in last year’s first quarter.  Despite the volume-sensitive, capital-intensive nature of its operations, this segment continues to step up to significant operational and marketplace challenges and to identify effective ways to improve its overall performance.

Fluid Management Products’ operating income for the first quarter of fiscal 2004 was $7.1 million on sales of $79.3 million, versus $91.2 million of sales and operating income of $7.2 million last year.  The year-over-year sales decline is principally due to a downturn in power generation sales, directly tied to IGT production, which has driven Johnston Pump and Newman’s performance for the past few years.  This segment is successfully diversifying and expanding into other markets, which will help to drive its top- and bottom-line performance in the future.

Sales for Industrial Products in the first quarter of fiscal 2004 totaled $31.6 million, with operating income of $4.4 million, as compared to $31.9 million and $2.0 million, respectively, a year ago.  Sales at Advanced Forming Technology (AFT), which has solidified its strategies for wide diversification across many markets and heightened production visibility through long-term customer contracts, grew more than 20 percent year over year.  J&L Fiber Services’ sales in the first quarter of fiscal 2004 were relatively flat versus last year, while Reed-Rico faced lower sales volume during the quarter.  The segment’s operating margins increased from 6.3 percent of sales to 13.9 percent year over year, driven by the excellent performance of Industrial Products’ cost-competitive, overseas plants, as well as solid operational improvements at J&L Fiber Services’ and AFT’s domestic facilities.

“We are driving our operations to achieve optimum performance through these tough times,” said Mark Donegan, president and chief executive officer of Precision Castparts Corp.  “As we work our way through the current challenges, our segments continue to mitigate market pressures with innovative and farsighted operational improvements.  We are also aggressively capturing new opportunities as they present themselves to enhance long-term positions already in place with our major customers.

“While much credit is due to our casting and forging businesses for being relentless in attacking costs and fighting margin deterioration, I am also pleased with the continually improving performance of our industrial businesses,” Donegan continued.  “With a very few exceptions, their end markets have also been fairly stagnant, and yet they have significantly improved their operating margins year over year.

“We are continuing our focus on cash generation,” Donegan said.  “During the quarter, we reduced our debt to $684.1 million, down from $692.1 million at the end of the fiscal year.  Our free cash flow remains very strong, even as we continue to make voluntary cash contributions to improve the funding status of our pension plans.  Our debt-to-total capitalization ratio of 38.1 percent is the lowest it has been in more than three years.”

Precision Castparts Corp. is a worldwide manufacturer of complex metal components and products.  PCC is the market leader in manufacturing large, complex structural investment castings, airfoil castings, and forged components used in jet aircraft engines.  In addition, PCC manufactures products for the industrial gas turbine, fluid management, industrial metalworking tools and machines, pulp and paper, advanced metalforming technologies, airframe components, and other metal products markets.

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Information included within this press release describing the projected growth and future results and events constitutes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results in future periods may differ materially from the forward-looking statements because of a number of risks and uncertainties, including but not limited to fluctuations in the aerospace, power generation, fluid management, pulp and paper, and other general industrial cycles; the relative success of the Company’s entry into new markets; competitive pricing; the financial viability of the Company’s significant customers; the availability and cost of energy, materials, supplies, insurance, and pension benefits; equipment failures; relations with the Company’s employees; the Company’s ability to manage its operating costs and to integrate acquired businesses in an effective manner; governmental regulations and environmental matters; risks associated with international operations and world economies; the relative stability of certain foreign currencies; and implementation of new technologies and process improvement.  Any forward-looking statements should be considered in light of these factors.  The Company undertakes no obligation to publicly release any forward-looking information to reflect anticipated or unanticipated events or circumstances after the date of this document.

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Precision Castparts Corp.’s press releases are available on the Internet at PrimeZone Media Network’s website — http://www.PrimeZone.com or PCC’s home page at http://www.precast.com.

PRECISION CASTPARTS CORP.

SUMMARY OF RESULTS

(In millions, except per share data)

	(unaudited)
	Three Months Ended
	June 29, 2003	June 30, 2002
Net sales	$481.7	$579.4

Cost of goods sold	373.9	448.9

Selling and administrative expenses	39.9	49.7

Interest expense, net	13.1	14.6

Income before income taxes	54.8	66.2

Provision for income taxes	20.3	23.9

Net income from continuing operations	34.5	42.3

Loss from discontinued operations	0.2	1.0

Net income	$34.3	$41.3

Net income per share from continuing operations - basic	$0.65	$0.81
Net loss per share from discontinued operations - basic	—	0.02

	$0.65	$0.79

Net income per share from continuing operations - diluted	$0.64	$0.80
Net loss per share from discontinued operations - diluted	—	0.02

	$0.64	$0.78

Average common shares outstanding:
Basic	52.8	52.2
Diluted	53.6	53.2

	(unaudited)
	Three Months Ended
	June 29, 2003	June 30, 2002
Sales by Segment
Investment Cast Products	$244.5	$301.1

Forged Products	126.3	155.2

Fluid Management Products	79.3	91.2

Industrial Products	31.6	31.9

Net sales	$481.7	$579.4

Operating Income by Segment
Investment Cast Products	$43.4	$58.5

Forged Products	16.2	19.3

Fluid Management Products	7.1	7.2

Industrial Products	4.4	2.0

Corporate expense	(3.2)	(6.2)

Consolidated segment operating income	67.9	80.8

Interest expense, net	13.1	14.6

Income before income taxes	$54.8	$66.2